Exhibit 99.1

FOR IMMEDIATE RELEASE

BroadVision Contact:

Bill Herrick

BroadVision Investor Relations

650.542.3865

ir1@broadvision.com

BroadVision, Inc. Announces Receipt of SEC Wells Notice

REDWOOD CITY, CALIF. —  July 21, 2004 — BroadVision, Inc. (Nasdaq: BVSN), a global provider of self-service web applications, said today it has received a “Wells Notice” from the staff of the U.S. Securities and Exchange Commission (SEC) in connection with the Commission’s investigation concerning the Company’s restatement of its results for the third quarter of fiscal 2001 and revisions to its results for the fourth quarter of fiscal 2001 and the year ended December 31, 2001.  Those changes were announced by the Company by press release on April 1, 2002.

The changes concerned revenue related to one software license agreement.  The Company had recognized revenue on that agreement in its entirety in the third quarter of 2001, following receipt of payment in full by the customer.  The Company subsequently determined that the revenue should instead be recognized ratably over the four-year life of the agreement, and has been accounting for the revenue ratably in all periods since the third quarter of 2001.  The SEC’s investigation of this matter began after the Company voluntarily disclosed its discovery of the incorrect reporting of revenue recognition.

Under the SEC’s procedures, a Wells Notice indicates that the staff has made a preliminary decision to recommend that the Commission bring a civil action against the Company.  The Company has the opportunity to respond to the SEC staff before the staff makes its formal recommendation on whether any action should be brought by the SEC.  The Company has held discussions with the SEC staff regarding the Wells Notice and is continuing to cooperate fully with the SEC in its investigation.

About BroadVision

BroadVision is a global provider of personalized self-service web applications. Our integrated suite of process, commerce, portal, and content solutions helps customers rapidly increase revenues and reduce costs. Over 1,000 organizations - including Wal-Mart, Vodafone, Cardinal Health, Hewlett-Packard, Toyota, Japan Airlines and the U.S. Air Force - serving nearly 60 million registered users, rely on BroadVision’s open solutions to power and personalize their mission-critical web initiatives.  For more information about BroadVision, Inc., call 650.542.5100, email info@broadvision.com or visit www.broadvision.com.

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